UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2012

RAMTRON INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

1850 Ramtron Drive, Colorado Springs, CO	80921
(Address of principal executive offices)	(Zip Code)

Delaware	0-17739
(State or other jurisdiction of incorporation or organization)	(Commission File Number)

84-0962308
(I.R.S. Employer Identification No.)

Registrant’s telephone number, including area code: (719) 481-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On May 7, 2012, the Board of Directors of Ramtron International Corporation (the “Company”) appointed Gery E. Richards as the Company’s Chief Financial Officer. Mr. Richards, 60, is responsible for directing all aspects of the Company’s financial management and reporting.

Mr. Richards joined the Company in 2004, became Controller in 2008, and was appointed Interim Chief Financial Officer in October 2011. Mr. Richards has more than 30 years of financial management experience and possesses deep knowledge of the Company’s business and financial operations, including financial reporting and the treasury function. Mr. Richards began his career as an auditor with Price Waterhouse and later served as an auditor, financial analyst, controller and cost accountant for Martin Marietta, Digital Equipment, United Technologies and Apple, respectively. Just prior to joining Ramtron, he was vice president of finance at Facilitek Office Systems and vice president of finance at Photo Stencil Corporation. Mr. Richards is a Certified Public Accountant and holds a Bachelor of Science degree in Industrial Management from Purdue University and an MBA from New York University.

Under the terms of an offer letter between Mr. Richards and the Company (the “Offer Letter”), Mr. Richards will receive an annual base salary of $175,000 and is eligible for an annual incentive compensation equivalent up to 40% of his base salary based upon the Company’s achievement of key objectives, which are anticipated to be provided in a 2012 incentive compensation plan to be adopted by the Company’s Board of Directors.

In accordance with the Offer Letter, Mr. Richards also received a stock option grant of 65,000 shares of the Company’s common stock. The stock options will vest in four equal annual installments beginning on May 15, 2013. In addition, it is expected that the Company will offer to enter into a change of control agreement with Mr. Richards at a later time, in accordance with terms to be determined by the Company’s Board of Directors.

ITEM 9.01	Financial Statements and Exhibits

99.1	Press Release of Ramtron International Corporation dated May 9, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMTRON INTERNATIONAL CORPORATION

/s/ Eric A. Balzer
Eric A. Balzer
Chief Executive Officer
(Principal Executive Officer and Duly Authorized Officer of the Registrant)

Dated: May 9, 2012